Exhibit 99.1

News Release
For Immediate Release
Contact for Infinity Energy Resources, Inc.:
James W. Dean,
VP, Strategic and Corporate Development
(720) 932-7800
www.infinity-res.com
Infinity Reports Record Quarterly Revenue, Gross Profit and EBITDA
Three and Nine Month Records for Revenue, Gross Profit and EBITDA
8% Sequential Increase in Quarterly Production
DENVER, CO — (PR Newswire) — November 7, 2005 — Infinity Energy Resources, Inc. (NASDAQ: IFNY) today announced its financial and operational results for the three and nine months ended September 30, 2005. Financial and operational tables follow this commentary.
Third Quarter Financial Results
Infinity reported record quarterly revenue of $8.8 million in the third quarter of 2005, a 33% increase over the $6.6 million in the prior year period. Gross profit for the third quarter of 2005 was a quarterly record of $4.4 million, a 25% increase over the $3.5 million in the prior year period.
EBITDA for the third quarter of 2005 was a quarterly record $2.8 million, a 27% increase over the EBITDA of $2.2 million in the prior year period. A reconciliation of net loss to EBITDA, a non-GAAP financial measure, is provided in the financial tables following this commentary.
The net loss for the third quarter of 2005 was $0.6 million (or $0.05 per share), and included amortization of loan discount and costs of $0.5 million. For the prior year period, the net income was $3.1 million (or $0.29 per diluted share), and included amortization of loan discount and costs of $0.4 million and a gain on the sale of assets of $2.8 million.
Nine Month Financial Results
Infinity reported nine month revenue of $22.0 million in the 2005 period, a 44% increase over the $15.2 million in the prior year period. Gross profit for the first nine months of 2005 was $11.3 million, a 47% increase over the $7.7 million in the prior year period.
EBITDA for the first nine months of 2005 was $7.1 million, a 97% increase over the EBITDA of $3.6 million in the prior year period. A reconciliation of net loss to EBITDA, a non-GAAP financial measure, is provided in the financial tables following this commentary.

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For Immediate Release
The net loss for the first nine months of 2005 was $3.1 million (or $0.24 per share), and included amortization of loan discount and costs of $1.2 million, early extinguishment of debt costs of $1.3 million, impairment of note receivable of $0.4 million and loss on sale of assets of $0.1 million. For the prior year period, the net income was $0.3 million (or $0.03 per diluted share), and included amortization of loan discount and costs of $1.5 million, early extinguishment of debt costs of $0.2 million and a gain on the sale of assets of $2.7 million.
Accounting Restatement
The Company also announced today that it has restated its results for the first and second quarters of 2005 to correct the accounting for the debt discount resulting from a beneficial conversion feature associated with the Company’s senior secured notes issued in January 2005. The restatement resulted in a decrease of $8.0 million to the net loss reported by the Company for the three months ended March 31, 2005, an increase of $0.1 million to the net loss reported by the Company for the three months ended June 30, 2005 and a decrease of $7.9 million to the net loss reported by the Company for the six months ended June 30, 2005. Infinity’s Form 8-K to be filed today in conjunction with this release includes additional information on this restatement.
Balance Sheet Data
At September 30, 2005, Infinity had cash and equivalents of $9.7 million, a net working capital surplus of $8.0 million, long-term indebtedness of $25.4 million (net of a $16.2 million debt discount) and stockholders’ equity of $63.2 million, as compared to cash and equivalents of $3.1 million, a net working capital surplus of $0.3 million, long-term indebtedness of $25.3 million and stockholders’ equity of $28.8 million at December 31, 2004.
The Company issued $9.5 million of senior secured notes during the third quarter of 2005.
Statements of Cash Flows, Liquidity and Capital Resources Data
Net cash provided by operating activities increased by 23% from $1.6 million in the first nine months of 2004 to $2.0 million in the first nine months of 2005. Net cash used in investing activities increased by 641% from $3.8 million in the first nine months of 2004 to $27.9 million in the first nine months of 2005, including (i) a $20.4 million, or 350%, increase in exploration and production capital expenditures from $5.8 million in the first nine months of 2004 to $26.3 million in the first nine months of 2005 and (ii) a $2.3 million, or 368%, increase in oilfield services capital expenditures from $0.6 million in the first nine months of 2004 to $3.0 million in the first nine months of 2005. Proceeds from the sale of fixed assets declined by $4.3 million in the first nine months of 2005 as compared to the prior year period. Net cash provided by financing activities increased

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For Immediate Release
by 748% from $3.8 million in the first nine months of 2004 to $32.6 million in the first nine months of 2005.
Approximately $31 million of the Company’s capital budget for 2005 was incurred in the first nine months of 2005. The Company now estimates capital expenditures for 2005 will be between $45 million and $48 million. The Company expects to finance the remaining balance of approximately $14 million to $17 million of estimated capital expenditures for the fourth quarter of 2005 through: (i) $8.0 million of working capital on hand at September 30, 2005; (ii) cash flow from operations, prior to changes in working capital; and (iii) planned borrowings under the Company’s senior secured notes facility of up to $5.5 million.
Third Quarter Operational Results
Exploration and production generated revenue of approximately $2.9 million during the third quarter of 2005, a 65% increase from the approximate $1.8 million in the prior year period and a 32% increase from the approximate $2.2 million in the second quarter of 2005. Exploration and production operations produced approximately 364 million cubic feet of natural gas equivalent (“MMcfe”) during the third quarter of 2005 (4.0 MMcfe per day, net), an increase of 15% from the 317 MMcfe produced in the prior year period and an increase of 8% from the 336 MMcfe produced in the second quarter of 2005.
Larger contributions of natural gas production during the third quarter from wells in the Fort Worth Basin, offset by declining production from the Wamsutter Arch Pipeline Field (“Pipeline Field”) in Wyoming, contributed to a 14% increase in natural gas volumes over the second quarter. Oil production from one Sand Wash Basin fractured Niobrara well was essentially flat from the second quarter to the third quarter while oil production declined slightly at the Pipeline Field from the second quarter to third quarter. The Company expects increases in production in the fourth quarter due to contributions from wells to be drilled and completed in the fourth quarter of 2005, partially offset by natural declines of producing wells.
Oilfield services, provided by Consolidated Oil Well Services, Inc. (“Consolidated”), generated record quarterly revenue of $5.9 million in 2005, a 22% increase over the $4.8 million in the prior year period and an 8% increase over the previous quarterly record of $5.4 million set in the second quarter. Consolidated performed 1,808 cementing, acidizing and fracturing jobs during the third quarter of 2005, a 3% increase over the 1,759 jobs in the prior year period and a 9% increase over the 1,653 jobs during the second quarter.
Nine Month Operational Results
Exploration and production generated revenue of approximately $6.6 million during the first nine months of 2005, a 36% increase from the approximate $4.8 million in the prior

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year period. Exploration and production operations produced approximately 967 MMcfe during the first nine months of 2005 (3.5 MMcfe per day, net), an increase of 8% from the 892 MMcfe produced in the prior year.
Oil production from one Sand Wash Basin fractured Niobrara well brought on line in the first quarter of 2005 and natural gas production from wells in the Fort Worth Basin brought on line during the second and third quarters of 2005, more than offset declining production from the Pipeline Field in the first nine months of 2005 as compared to the prior year.
Oilfield services generated record nine month revenue of $15.4 million in 2005, a 48% increase over the $10.4 million in the prior year period. Consolidated performed 4,836 cementing, acidizing and fracturing jobs during the first nine months of 2005, a 31% increase over the 3,705 jobs in the prior year period.
Management’s Comments
James A. Tuell, Infinity’s President and Chief Executive Officer, said: “We are very pleased with our financial and operational results for the third quarter and first nine months of 2005. We are also pleased to see the continuation of production increases and expect that to continue into 2006 as we continue to exploit and develop our various resource bases. We believe our financial condition is sound and that we are well positioned to execute on our business plan of drilling, primarily in Texas, as well as the Rockies.”
Tuell continued, “Consolidated continued to deliver outstanding operating and financial results in the third quarter. The continued trend of drilling and completing in the Mid-Continent and in the Powder River Basin is expected to continue into 2006 and Consolidated is well positioned to be a primary beneficiary of that trend. Once again, we have increased our oilfield services revenue guidance for 2005 to approximately $20.5 million.”
Tuell concluded, “Again, we believe we had a solid third quarter and that we are well positioned for a continuation of that trend into the fourth quarter. Beyond that, we believe 2006 will be a time of unprecedented drilling and completion activity for Infinity and, assuming success in those efforts and a scaling up of efforts in Texas and also the Rockies, we expect strong increases in production and reserves during 2006.”

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For Immediate Release
Webcast / Conference Call Reminder
The Company will host a conference call tomorrow morning, Tuesday, November 8, 2005, at 11:00 a.m. Eastern time to discuss the reported financial results and operational update in greater detail. The dial-in number for the call is 877-407-8031 (international participants should dial 201-689-8031). Parties interested in participating in the conference call should dial in approximately ten minutes prior to the start time. The call will also be broadcast live on the Internet at p://www.investorcalendar.com/IC/CEPage.asp?ID=97363.
A replay of the conference call will be available approximately two hours after the completion of the call until November 29, 2005, by dialing 877-660-6853 (international callers should dial 201-612-7415) and entering the conference call ID: 286 and access code ID: 175966. The call will also be archived for until November 29, 2005 at p://www.investorcalendar.com/IC/CEPage.asp?ID=97363.
About Infinity Energy Resources, Inc.
Infinity Energy Resources, Inc., through its wholly-owned subsidiaries Infinity Oil and Gas of Texas, Inc. and Infinity Oil & Gas of Wyoming, Inc., is an independent energy company engaged in the exploration, development and production of natural gas and oil and the operation and acquisition of natural gas and oil properties. The operations of Infinity Oil and Gas of Texas are focused on its drilling program in the Fort Worth Basin of Texas. The operations of Infinity Oil & Gas of Wyoming are focused on the Wamsutter Arch Pipeline Field in southwest Wyoming and the Sand Wash Basin in northwest Colorado. Infinity Energy Resources, Inc. provides oilfield services through its wholly-owned subsidiary, Consolidated Oil Well Services, Inc., with operations principally focused in the Mid-Continent region and the Powder River Basin in northeast Wyoming. The Company’s common stock is listed on the NASDAQ National Market under the symbol “IFNY.”
Forward-looking Statements
This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect,” “plan,” “should” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Forward-looking statements in this press release include expectations of capital expenditures, cash flow from operations and oilfield service revenue during the fourth quarter of 2005, expectations of increased oil and gas production and proved reserves during the fourth quarter of 2005 and into 2006, the expectation of unprecedented drilling and completion activity in 2006 and the expectation that our oilfield service customers will see a

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For Immediate Release
continued trend of heightened operational activity into 2006. Factors that could cause or contribute to such differences include, but are not limited to, operating risks, delays and problems, the availability of drilling rigs and services on acceptable terms, the results of drilling and completions, decreases in the prices of oil and gas, an increase in competition for oilfield services, a decrease in demand for oilfield services, unexpected negative geological variances, increases in interest rates, liquidity and capital requirements, and other risks described under “Risk Factors” in the Company’s Annual Report on Form 10-K and in the Company’s periodic reports filed with the Securities and Exchange Commission.
You can find the Company’s filings with the Securities and Exchange Commission at www.infinity-res.com or at www.sec.gov. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

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For Immediate Release
INFINITY ENERGY RESOURCES, INC. AND SUBSIDIARIES
Unaudited Consolidated Balance Sheets

ASSETS
	September 30, 2005	December 31, 2004
	(in thousands, except share and per share data)
Current assets
Cash and cash equivalents	$9,736	$3,052
Accounts receivable, less allowance for doubtful accounts of $85 (2005 and 2004)	4,744	3,494
Note receivable	—	1,581
Inventories	524	286
Prepaid expenses and other	759	654

Total current assets	15,763	9,067

Property and equipment, at cost, net of accumulated depreciation	10,658	8,764

Oil and gas properties, using full cost accounting net of accumulated depreciation, depletion and amortization
Proved	47,470	28,792
Unproved	21,099	15,595
Intangible assets, at cost, less accumulated amortization	2,474	1,497
Other assets, net	272	333

Total assets	$97,736	$64,048

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Note payable and current portion of long-term debt	$457	$284
Accounts payable	2,558	4,001
Accrued liabilities	3,589	4,274
Accrued interest	888	223
Current portion of asset retirement obligations	279	—

Total current liabilities	7,771	8,782
Long-term liabilities
Production taxes payable	323	469
Asset retirement obligations, less current portion	1,069	635
Long-term debt, less current portion	25,386	11,330
Subordinated convertible notes payable	—	14,010

Total liabilities	34,549	35,226

Commitments and contingencies

Stockholders’ equity
Common stock, par value $.0001, authorized 75,000,000 shares, issued and outstanding 13,501,988 (2005) and 10,628,196 (2004) shares	1	1
Additional paid-in-capital	80,829	43,363
Accumulated deficit	(17,643)	(14,542)

Total stockholders’ equity	63,187	28,822

Total liabilities and stockholders’ equity	$97,736	$64,048

News Release
For Immediate Release
INFINITY ENERGY RESOURCES, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Operations

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
	(in thousands, except per share data)
Revenue
Oilfield services	$5,899	$4,843	$15,416	$10,382
Oil and gas	2,906	1,763	6,554	4,836

Total revenue	8,805	6,606	21,970	15,218

Cost of revenue
Oilfield services	3,029	2,359	7,548	5,636
Oil and gas production expenses	1,053	498	2,503	1,336
Oil and gas production taxes	284	207	653	558

Total cost of revenue	4,366	3,064	10,704	7,530

Gross profit	4,439	3,542	11,266	7,688

General and administrative expenses	1,496	1,352	4,132	4,178
Depreciation, depletion, amortization and accretion	2,184	1,161	5,567	3,523

Operating income (loss)	759	1,029	1,567	(13)

Other income (expense)
Financing costs:
Interest expense	(790)	(328)	(1,725)	(917)
Amortization of loan discount and costs	(489)	(397)	(1,195)	(1,467)
Early extinguishment of debt	—	(4)	(1,276)	(208)
Impairment of note receivable	—	—	(396)	—
Loss on sales of assets	2	2,787	(89)	2,748
Other	(119)	34	13	111

Total other expense	(1,396)	2,092	(4,668)	267

Net income (loss) before income taxes	(637)	3,121	(3,101)	254

Income taxes	—	—	—	—

Net income (loss)	$(637)	$3,121	$(3,101)	$254

Net income (loss) per share:
Basic	$(0.05)	$0.33	$(0.24)	$0.03

Diluted	$(0.05)	$0.29	$(0.24)	$0.03

Weighted average shares outstanding:
Basic	13,453,246	9,399,290	12,745,252	9,330,546

Diluted	13,453,246	11,600,675	12,745,252	9,514,622

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For Immediate Release
INFINITY ENERGY RESOURCES, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Cash Flows

	For the Nine Months Ended
	September 30,
	2005	2004
Cash flows from operating activities
Net income (loss)	$(3,101)	$254
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	5,567	3,523
Amortization of loan discount and costs	1,195	1,467
Non-cash expense related to early extinguishment of debt	1,052	208
Impairment of note receivable	396	—
(Gain) loss on sales of assets	89	(2,748)
Change in operating assets and liabilities:
Increase in accounts receivable	(1,271)	(1,835)
(Increase) decrease in inventories	(238)	101
Increase in prepaid expenses and other	(105)	(81)
Decrease in accounts payable	(1,443)	(708)
Increase (decrease) in accrued liabilities	(154)	1,429

Net cash provided by operating activities	1,987	1,610

Cash flows from investing activities
Capital expenditures — exploration and production	(26,256)	(5,832)
Capital expenditures — oilfield services	(2,960)	(632)
Acquisitions — exploration and production	—	(516)
Acquisitions — oilfield services, net of cash acquired	—	(1,188)
Proceeds from sale of fixed assets — exploration and production	133	156
Proceeds from sale of fixed assets — oilfield services	20	4,334
Increase in other assets	—	(93)
Receipts on note receivable	1,204	12

Net cash used in investing activities	(27,859)	(3,759)

Cash flows from financing activities
Proceeds from notes payable	434	295
Proceeds from borrowings on long-term debt	39,500	5,845
Proceeds from issuance of common stock	4,707	4,095
Debt and equity issuance costs	(2,540)	(30)
Repayment of notes payable	(255)	(486)
Repayment of long-term debt	(9,290)	(5,882)

Net cash provided by financing activities	32,556	3,837

Net increase in cash and cash equivalents	6,684	1,688

Cash and cash equivalents, beginning of period	3,052	727

Cash and cash equivalents, end of period	$9,736	$2,415

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For Immediate Release
INFINITY ENERGY RESOURCES, INC. AND SUBSIDIARIES
Non-GAAP Disclosures: Reconciliation of Net Income (Loss) to EBITDA (1)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
		(in thousands)
Net income (loss)	$(637)	$3,121	$(3,101)	$254
Adjustments:
Depreciation, depletion, amortization and accretion	2,673	1,558	6,762	4,990
Expense related to the early extinguishment of debt	—	4	1,276	208
Interest expense	790	328	1,725	917
Impairment of note receivable	—	—	396	—
(Gain) loss on sale of assets	(2)	(2,787)	89	(2,748)
Income taxes	—	—	—	—

EBITDA	$2,824	$2,224	$7,147	$3,621

(1)	In this press release, the term “EBITDA” is used. EBITDA is equivalent to earnings before interest, income taxes, depreciation, depletion, amortization and accretion expenses, gains and losses on the sale of assets, expense related to the early extinguishment of debt and impairment of note receivable. Infinity’s management believes EBITDA is an important financial measurement tool that provides information about the Company’s ability to service or incur indebtedness, and pay for its capital expenditures. This information differs from measures of performance determined in accordance with generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. This measure is not necessarily indicative of operating profit or cash flow from operations as determined under GAAP and may not be equivalent to similarly titled measures of other companies.

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INFINITY ENERGY RESOURCES, INC. AND SUBSIDIARIES
Selected Unaudited Operating and Financial Data by Operating Division

	For the Three Months Ended			For the Nine Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2005	2005	2004	2005	2004
Oilfield Service Statistics
(Dollars in thousands)

Job type:
Cementing	983	799	1,084	2,503	2,269
Acidizing	487	471	447	1,414	905
Fracturing	338	383	228	919	531

Total jobs	1,808	1,653	1,759	4,836	3,705

Job revenue:
Cementing	$2,958	$2,234	$2,812	$7,078	$5,867
Acidizing	513	482	461	1,396	978
Fracturing	2,406	2,730	1,809	6,875	4,073
Other	220	217	32	632	64
Discounts	(198)	(216)	(271)	(565)	(600)

Total revenue	$5,899	$5,447	$4,843	$15,416	$10,382

Exploration and Production Statistics
(Dollars in thousands)

Production Volumes:
Natural gas (MMcf)	249.3	219.4	265.5	680.2	735.4
Oil and condensate (MBbls)	19.1	19.5	8.5	47.7	26.1
Natural gas equivalents (MMcfe; 6:1)	364.1	336.4	316.7	966.6	891.7

Financial Results:
Total revenue	$2,906	$2,204	$1,763	$6,554	$4,836
Production expenses (1)	1,053	1,010	498	2,503	1,336
Production taxes	284	201	207	653	558

Financial Results, per Mcfe:
Total revenue	$7.98	$6.55	$5.57	$6.78	$5.42
Production expenses (1)	2.89	3.00	1.57	2.59	1.50
Production taxes	0.78	0.60	0.65	0.68	0.63
(1)	Production expenses in the three and nine months ended September 30, 2005 include initial production expenses in the Sand Wash Basin and Fort Worth Basin resulting from the hauling of fluids that are anticipated to be reduced or eliminated in future periods.
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